Exhibit 99.1

Safeguard Scientifics Announces Second Quarter 2009 Financial Results

Company Reports Unrealized Gains of $159 Million; Reiterates 2009 Aggregate Revenue Guidance of $200 Million to $220 Million

WAYNE, Pa.--(BUSINESS WIRE)--August 5, 2009--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that consolidated net income from continuing operations attributable to Safeguard common shareholders in the second quarter was $146.2 million, or $1.20 per share, compared with a net loss of $7.5 million, or $0.06 per share, in the same period of 2008.

Second quarter results reflect recognition of an unrealized gain in income from continuing operations of $106.0 million stemming from the deconsolidation of Safeguard’s holdings in Clarient, Inc. (Nasdaq: CLRT) and an additional gain of $52.5 million resulting from the mark-to-market of Safeguard’s holdings in Clarient as of June 30, 2009. The gains and corresponding increases in shareholders’ equity are the result of the reduction in Safeguard’s percentage ownership in Clarient (based on Clarient’s recently completed private placement with Oak Investment Partners) and Safeguard’s election to account for its retained interest in Clarient under the fair value option. Safeguard owns approximately 46.5 million shares of Clarient and 2.8 million warrants at various strike prices. The transaction reduced Safeguard’s percentage ownership in Clarient to 47%, from approximately 50% at March 31, 2009. There is no cash flow impact from the deconsolidation or the mark-to-market gains.

“As the economy evolves across a volatile landscape, Safeguard is well-positioned by the growth in our portfolio companies and our improved, stronger balance sheet,” said Peter J. Boni, Safeguard President and Chief Executive Officer. “Our deal teams are actively evaluating opportunities to deploy modest amounts of capital and realize value through well-timed exits. Subsequent to the quarter ended, Safeguard deployed $6.7 million into a new technology portfolio company, MediaMath, a leading online media trading company that enables advertising agencies to optimize their ad spend across various exchanges through the Company’s proprietary algorithmic bidding platform. Despite a challenging business climate, we continue to implement optimism and innovation throughout our companies to increase shareholder value through high-potential transactions.”

For the six months ended June 30, 2009, Safeguard’s consolidated revenue from continuing operations was $34.8 million. Consolidated revenue for the six months ended June 30, 2009 reflects Clarient’s revenue from the beginning of the year through the deconsolidation date of May 14, 2009. The consolidated net income from continuing operations attributable to Safeguard Scientifics’ common shareholders for the period was $136.3 million, or $1.12 per share, versus a loss of $19.3 million, or $0.16 per share, in the same 2008 period. For future periods, Safeguard will not consolidate the results of Clarient in its financial statements.

Stephen T. Zarrilli, Safeguard Senior Vice President and Chief Financial Officer, highlights the four strategic initiatives that comprise Safeguard’s financial priorities for the last half of 2009. “We continue to focus on operating efficiency, asset diversification and liability management. We also recognize the evolving opportunities available to leverage our evergreen funding platform into other potential areas of asset management capabilities.”

LIFE SCIENCES PORTFOLIO COMPANIES SECOND QUARTER HIGHLIGHTS

Clarient, Inc. (Nasdaq: CLRT), a premier diagnostics services resource for pathologists, oncologists and the pharmaceutical industry, just reported its 20th quarter of sequential revenue growth. Clarient continues to expand its client base and menu of higher margin cancer-diagnostic services for tumors of the colon, prostate, breast and lung. During the quarter, Clarient was added to the Russell 2000 Index, which has resulted in increased institutional-investor trading volume in Clarient shares.

In May 2009, Clarient completed a $40 million private placement of convertible preferred stock with Oak Investment Partners. Oak now has effective control of approximately 21% of Clarient outstanding shares on an as-converted basis. Proceeds from the private placement were used to retire substantially all of Clarient’s outstanding debt, excluding an accounts-receivable facility. Safeguard had provided Clarient with a $30 million mezzanine debt facility and guaranteed Clarient’s third-party debt with $12.3 million in cash collateral. As previously announced, Safeguard deconsolidated its Clarient ownership stake, which had exceeded 50%. In subsequent periods beginning with the second quarter of 2009, Safeguard will account for its retained interest in Clarient using the fair value option, marking to market its holdings. Before the deconsolidation, the Clarient stake was accounted for on Safeguard’s balance sheet at its carrying value of $21.5 million. In June, Clarient filed a registration statement with the Securities and Exchange Commission on Form S-3 relating to Clarient shares owned by Safeguard. The filing, which is not yet effective and replaces a registration statement that expired in February 2009, is intended to facilitate periodic block sales of Clarient shares by Safeguard to institutional investors. At August 4, 2009, Safeguard’s holdings of Clarient common stock and warrants had a fair value of $192 million, versus $180 million at June 30, 2009.

Advanced BioHealing, Inc. (ABH), a leader in regenerative medicine, continued to perform strongly during the quarter. Demand is surging for ABH’s FDA-approved Dermagraft™ for diabetic foot ulcers. Annual cases of diabetic foot ulcers in the U.S. are estimated at nearly 1 million. ABH is aggressively expanding its U.S. commercial sales force and exploring new applications of its products in domestic and international markets. Safeguard has deployed $10.8 million of capital in ABH since February 2007 and has a 28% ownership position.

Alverix, Inc. is an optoelectronics company developing portable medical diagnostic instruments in cooperation with leading point-of-care diagnostics companies. Alverix devices enable central laboratory quality results to be achieved in the physician offices, laboratory outreach locations, retail clinics and homes where test information is critical to patient care. The Company continues to grow its platform of OEM partners and is awaiting FDA approval for its reader, which could lead to domestic sales in late 2009 or early 2010. Safeguard has deployed $3.9 million of capital in Alverix since October 2007 and has a 50% ownership position.

Avid Radiopharmaceuticals, Inc. is a leader in the development of molecular imaging products to enable early diagnosis and prognosis of neurodegenerative diseases. Avid remains on track with FDA Phase III trials of its lead compound, 18F-AV-45, which binds to amyloid plaques in the brain to image Alzheimer's disease. Avid’s 18F-AV-133 imaging compound for the detection of Parkinson’s disease is currently in Phase II trials. CEO Daniel M. Skovronsky, MD, PhD was recently named 2009 Ernst & Young Entrepreneur of the Year® in the Emerging Company category for the Greater Philadelphia area. Safeguard has deployed $10 million of capital in Avid since May 2007 and has a 14% ownership position.

Cellumen, Inc., an innovator in solutions for accurate predictions of drug efficacy and safety, recently announced the addition of a promising, early-safety assessment process for use in drug development to treat cardiac disease. Cellumen continues to add to its order backlog and roster of big pharma and leading biotech customers, which include Eli Lilly & Co., Merck and Mitsubishi Tanabe. Safeguard has deployed $6.5 million of capital in Cellumen since June 2007 and has a 55% ownership position.

Garnet BioTherapeutics, Inc. is a clinical-stage regenerative medicine company focused on accelerating healing and reducing scarring in cosmetic, orthopedic and cardiovascular surgical wounds. The Company is making good progress toward the Phase II clinical trial of its lead product candidate. Garnet’s cell therapy is based on distinct, bone-marrow stem cells capable of reducing inflammation and promoting healing. Garnet’s cost-effective, compliant manufacturing process derives a high number of doses from a single, adult donor. Safeguard deployed $2.5 million in November 2008 for a 31% position.

Molecular Biometrics, Inc. applies novel metabolomic technologies to develop accurate, non-invasive clinical tools for use in personalized medicine. During the quarter, the Company’s non-invasive process that can increase the probability of pregnancy and decrease multiple births from in vitro fertilization was rolled out in Asian, European and Australian markets. In the U.S., Phase III clinical trials remain on track. In addition, the Company recently received the 2009 Genesis Technology Transfer Award, presented by BIOQuebec. Safeguard has deployed $6.0 million of capital since September 2008 for a 38% position in Molecular Biometrics.

NuPathe, Inc. specializes in the development of therapeutics for treatment of neurological and psychiatric disorders including migraine and Parkinson’s disease. The Company is hitting its milestones in Phase III trials for Zelrix™, the first and only migraine patch that delivers sumatriptan through NuPathe’s proven and proprietary SmartRelief™ technology, reducing side effects such as nausea and/or vomiting. An NDA filing for Zelrix is anticipated in 2010. Steady progress is being made in pre-clinical, proof-of-concept studies for NuPathe’s NP201, a novel approach to the treatment of Parkinson’s disease. Safeguard has deployed $10 million of capital in NuPathe since September 2006 and has a 24% ownership position.

Rubicor Medical, Inc. is a medical device company developing minimally invasive breast biopsy and tissue removal technologies. The Company’s operations have been suspended and, in response to a foreclosure by Rubicor’s senior creditor, Safeguard has participated in a petition to take the Company into bankruptcy in order to affect an orderly process to realize Rubicor’s value. Safeguard recognized an impairment charge of $3.3 million in our holdings in Rubicor in the second quarter. Safeguard deployed $20 million of capital in Rubicor in August 2006 and has a 46% ownership position.

Tengion Inc. is a clinical-stage, organ regeneration company with products for urologic, vascular and renal regeneration based on its proprietary Autologous Organ Regeneration Platform™. The Company completed a Phase II trial of the patented Tengion Neo-Bladder Augment® for children with neurogenic bladders due to spina bifida. Enrollment is complete in a second Phase II trial with the Neo-Bladder Augment in adults with neurogenic bladders due to spinal cord injuries. In 2010, human clinical trials are planned with Tengion Neo-Urinary Conduit™ for patients with bladder cancer. Safeguard deployed $7.5 million of capital in Tengion in October 2008.

TECHNOLOGY PORTFOLIO COMPANIES SECOND QUARTER HIGHLIGHTS

Advantedge Healthcare Solutions, Inc. (AHS) uses a proven, proprietary software platform to deliver medical billing solutions to physician groups. AHS employs a web-based technology platform and continuous business process improvement methods to increase the operating efficiencies of medical billing and to improve results for its physician customers. AHS continues to gain meaningful scale through organic growth and strategic acquisitions, having recently announced its acquisition of Physicians’ Service Center (PSC), the premier medical billing company in the Midwest with primary operations in Lombard, IL. This acquisition makes AHS one of the top 25 medical billing firms in the United States. Safeguard has deployed $11.5 million of capital in AHS since November 2006 and has a 39% ownership position.

Authentium, Inc. develops software and services to protect consumers in a connected world. The Company’s core technologies are used by leading software providers including Google, Microsoft and Symantec to create or enhance computer security products. In addition, banks and financial institutions leverage Authentium’s SafeCentral software, providing their customers with protected e-commerce transactions through an end-to-end, secured online environment. Safeguard has deployed $9.3 million of capital in Authentium since April 2006 and has a 20% ownership position.

Beyond.com, Inc. is the world’s largest network of online niche career communities. Despite the weak economy, Beyond.com continues to grow revenues and increase market share in the online jobs-search market, remaining well positioned with long-term growth drivers intact. The online jobs-search market is consolidating and Beyond.com is exploring growth opportunities through acquisition. During the quarter, Beyond.com was featured in a Forbes.com list of The 15 Most Popular Job Sites. In addition, the Company introduced an iPhone application that allows job seekers and human resource professionals to search jobs and other data across many career sites. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 37% ownership position.

Bridgevine, Inc. is a leading Internet marketing platform that allows consumers to compare and purchase digital services online, such as Internet, telephone, VoIP, TV and music. Despite reduced activity in housing markets, the Company continues to expand its lineup of products and services, to grow its merchant base, and to explore strategic opportunities. During the second quarter, Bridgevine launched its consumer-facing comparison shopping and saving website – OfferWire.com. Safeguard has deployed $10 million of capital in Bridgevine since August 2007 and has a 24% ownership position.

GENBAND merged with Safeguard portfolio company NextPoint Networks, Inc. in late 2008. GENBAND’s high-performance gateway solutions are deployed in more than half of the world’s 100 largest fixed and mobile telecommunications providers. GENBAND continues to grow its lineup of channel partners and customers, despite economic headwinds, especially in international markets. Safeguard has a 2.2% ownership position in GENBAND.

MediaMath, Inc. is a leading online media trading company that offers agencies and their advertisers unprecedented reach and performance through a combination of algorithmic bidding and unique data integration, creating the efficiency of search with the branding impact of display advertising. MediaMath serves billions of highly-targeted ads per month on behalf of over twenty top-tier agencies, including all of the major agency holding companies. Safeguard deployed $6.7 million in July 2009.

Portico Systems, Inc. offers software and services to health plans to help them reduce administrative, medical and IT costs. Portico continues to grow revenues at a double-digit annual rate. Through recent acquisitions, Portico now serves 33 healthcare systems with 42 million members nationally. During the quarter, the company was included on the Healthcare Informatics 100 List of top healthcare IT companies in the world for the second consecutive year. Safeguard has deployed $9.3 million of capital in Portico since August 2006 and has a 46% ownership position.

Swaptree, Inc., an on-line platform for trading books, CDs, DVDs and video games, continues to grow its user base and enjoy positive media attention. Recent accolades for Swaptree include two Massachusetts Innovation & Technology Exchange Awards for top honors in the 2009 Social Media category and the Best Overall Solution. Safeguard deployed $3.4 million of capital in Swaptree in July 2008 and has a 29% ownership position.

OUTLOOK

Safeguard reiterates prior expectations for total aggregate revenue of its continuing portfolio companies to be between $200 million and $220 million for 2009. For life sciences portfolio companies, the group’s 2009 aggregate revenue is expected to be between $145 million and $155 million, excluding pre-revenue companies Avid Radiopharmaceuticals, Garnet BioTherapeutics, NuPathe and Tengion. For the technology group, aggregate revenue is expected to be between $55 million and $65 million, excluding GENBAND and MediaMath.

SAFEGUARD SCIENTIFICS SECOND QUARTER 2009 CONFERENCE CALL

Please call at least 10 minutes prior to call to register.

Date: Wednesday, August 5, 2009

Time: 9:00am EDT

Webcast: www.safeguard.com/earnings

Call-in Number: 877-407-8035
(International) +201-689-8035

Replay Number: 877-660-6853
(International) +201-612-7415

Replay Access Codes: Account# 286 – Conference ID# 328146
Both access codes are required for playback.
Replay available through August 19, 2009 at 11:59 pm EDT

Podcast: www.safeguard.com/podcast
Available approximately 24 hours following the conclusion of the earnings call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of second quarter 2009 financial results followed by Q&A.

UPCOMING EVENTS

  WallStreet Research Small Cap Conference V – Safeguard Scientifics is presenting on Wednesday, August 12, 2009 at the Penn Club of New York. The presentation will be webcast at www.safeguard.com/smallcap.
  Canaccord Adams 29th Annual Global Growth Conference – Safeguard Scientifics is presenting on Thursday, August 13, 2009 at the Intercontinental Boston Hotel in Boston. The presentation will be webcast at www.safeguard.com/canaccord.
  Rodman & Renshaw 11th Annual Healthcare Conference – Safeguard Scientifics is presenting on Wednesday, September 9, 2009 at the New York Palace Hotel.
  Maxim Group 3rd Annual Growth Conference – Safeguard Scientifics is presenting on Tuesday, September 29, 2009 at the Grand Hyatt Hotel in New York. The presentation will be webcast at www.safeguard.com/maxim.
  Safeguard Scientifics Analyst Day 2009 – Safeguard Scientifics is hosting Analyst Day 2009 on Wednesday, October 7, 2009 at the Yale Club of New York City. Details will be forthcoming.
  America’s Growth Capital 6th Annual East Coast Emerging Growth Conference – Safeguard Scientifics is presenting on Wednesday, October 7, 2009 at the Westin Copley Place in Boston. The presentation will be webcast at www.safeguard.com/agc.
  TechAmerica AeA Classic 39th Annual Financial Conference – Safeguard Scientifics is presenting on Tuesday, November 3, 2009 at the Marriott San Diego Hotel & Marina in San Diego. The presentation will be webcast at www.safeguard.com/aea.

For more information please contact IR@safeguard.com.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2009	2008

Assets
Cash and cash equivalents and marketable securities - Parent	$85,808	$87,914
Cash and cash equivalents - Consolidated Partner Company	-	1,838
Other current assets	7,113	30,395
Total current assets	92,921	120,147
Ownership interests in and advances to companies	262,957	85,561
Goodwill, net	-	12,729
Other	1,575	13,965
Total Assets	$357,453	$232,402

Liabilities and Shareholders' Equity
Lines of credit	$-	$14,104
Other current liabilities	7,899	17,643
Total current liabilities	7,899	31,747
Other long-term liabilities	5,265	9,945
Convertible senior debentures	86,000	86,000
Total shareholders' equity	258,289	104,710
Total Liabilities and Shareholders' Equity	$357,453	$232,402

Certain prior year amounts have been reclassified to conform to the current year presentation.

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue	$11,647	$16,916	$34,839	$32,802
Operating expenses	15,828	22,776	41,883	44,129
Operating loss	(4,181)	(5,860)	(7,044)	(11,327)
Other income (loss), net interest and equity loss	150,421	(3,448)	143,894	(10,146)

Net income (loss) from continuing operations before income taxes	146,240	(9,308)	136,850	(21,473)
Income tax (expense) benefit	14	(4)	14	(4)
Net income (loss) from continuing operations	146,254	(9,312)	136,864	(21,477)
Income (loss) from discontinued operations, net of tax	-	(1,023)	1,500	(8,101)
Net income (loss)	146,254	(10,335)	138,364	(29,578)

Less: Net (income) loss attributable to noncontrolling interest	(24)	1,768	(1,163)	2,157
Net income (loss) attributable to Safeguard Scientifics, Inc.	$146,230	$(8,567)	$137,201	$(27,421)

Basic income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$1.20	$(0.06)	$1.12	$(0.16)
Net income (loss) from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	-	(0.01)	0.01	(0.06)

Net income (loss) attributable to Safeguard Scientifics, Inc. common shareholders	$1.20	$(0.07)	$1.13	$(0.22)

Diluted income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$1.09	$(0.06)	$1.03	$(0.16)
Net loss from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	-	(0.01)	-	(0.06)

Net income (loss) attributable to Safeguard Scientifics, Inc. common shareholders	$1.09	$(0.07)	$1.03	$(0.22)

Weighted average shares outstanding:	-	-	-	-

Basic	121,768	122,275	121,707	122,252
Diluted	134,324	122,275	133,968	122,252

Amounts attributable to Safeguard Scientifics, Inc. common shareholders:
Income (loss) from continuing operations	$146,230	$(7,543)	$136,306	$(19,321)
Income (loss) from discontinued operations	-	(1,024)	895	(8,100)
Net Income (loss) attributable to Safeguard Scientifics, Inc.	$146,230	$(8,567)	$137,201	$(27,421)

Safeguard Scientifics, Inc.
Segment Results from Continuing Operations
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue
Life Sciences	11,647	16,916	34,839	32,802
Technology	-	-	-	-
Total Segment Results	$11,647	$16,916	$34,839	$32,802

Operating Income (Loss) from Continuing Operations (a)
Life Sciences	122	(1,743)	1,621	(1,913)
Technology	-	-	-	-
Total Segment Results	122	(1,743)	1,621	(1,913)
Other Items (c)	(4,303)	(4,117)	(8,665)	(9,414)
	$(4,181)	$(5,860)	$(7,044)	$(11,327)

Net Income (Loss) from Continuing Operations (b)
Life Sciences	152,492	(5,437)	150,377	(10,308)
Technology	(1,366)	(1,800)	(3,445)	(3,914)
Total Segment Results	151,126	(7,237)	146,932	(14,222)
Other Items (c)	(4,872)	(2,075)	(10,068)	(7,255)
Net Loss from Continuing Operations	$146,254	$(9,312)	$136,864	$(21,477)

(a) Operating Income (Loss) from Continuing Operations represents the revenue less operating expenses of each segment, and excludes any allocation to noncontrolling interest.

(b) Net Income (Loss) from Continuing Operations includes the net results of each segment, including other income (loss), net interest and equity loss and excludes any allocation to noncontrolling interest.

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our partner companies, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our equity and cost method partner companies and other holdings. Carrying value of a partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	June 30,
	2009

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity Method and Cost Method Partner Companies	$74,928	$156,105
Other holdings	7,996	35,430
	$82,924	$191,535

Fair Value Method	$180,033

	$262,957

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave
Vice President, Business Development and Corporate Communications
610-975-4952